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May 5, 1999





CDC MPT+ Funds
9 West 57th Street
New York, New York  10019

Ladies and Gentlemen:

We have acted as counsel to CDC MPT+ Funds (the "Trust"), a business trust organized under the laws of the State of Delaware, in connection with the preparation of a registration statement on Form N-1A covering the offer and sale of an indefinite number of shares of beneficial interest of the Trust of which an unlimited number are designated Investor Shares and an unlimited number are designated Institutional Shares (the "Shares"). The Trust has established three series: U.S. Core Equity Fund, Aggressive Equity Fund and Global Independence Fund.

We have examined copies of the Trust Instrument, Certificate of Trust and By-Laws of the Trust, the Trust's Prospectus and Statement of Additional Information included in Pre-Effective Amendment No. 1 to its Registration Statement on Form N-1A, Securities Act File No. 333-66279 and Investment Company Act File No. 811-09083 (the "Registration Statement"), all resolutions adopted by the Trust's Board of Trustees (the "Board") at its organizational meeting held on January 7, 1999 and telephonic meeting held on March 23, 1999, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the above material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

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CDC MPT+ Funds
May 5, 1999
Page 2


Based upon the foregoing, we are of the opinion that:

    1. The Trust is duly organized and validly existing as a business trust in good standing under the laws of the State of Delaware.

    2. The 10,000 presently issued and outstanding Shares representing 3,334 Shares of the U.S. Core Equity Fund, 3,333 Shares of the Aggressive Equity Fund and 3,333 Shares of the Global Independence Fund have been validly and legally issued and are fully paid and nonassessable.

    3. The Shares of the Trust to be offered for sale pursuant to the Registration Statement are duly authorized and, when sold, issued and paid for as contemplated by the Registration
         Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Delaware, we have relied on the opinion of Richards, Layton & Finger, a copy of which is attached hereto.


Very truly yours,


/s/ Willkie Farr & Gallagher